Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG Extends Long-Term Relationship with DISH

Continuing Partnership Supports Business-Critical Operations

ENGLEWOOD, Colo. (Aug. 16, 2017) — CSG Systems International, Inc. (NASDAQ: CSGS), the trusted global partner to launch and monetize digital services, today announced that it will extend its agreement with Pay-TV company, DISH (NASDAQ: DISH), through December 31, 2021.

Under a four-year extended agreement, CSG will continue to provide revenue management and customer care support for DISH’s residential video subscribers.

"As a trusted partner, CSG has helped DISH evolve our customer experience over the years," said John Swieringa, executive vice president of Operations at DISH. "We're committed to tuning in to our customers to continue this evolution, and we look forward to working with CSG to seamlessly connect our customers to the content they love.”

DISH will also expand its use of CSG’s digital services platform, Ascendon, to enhance its ability to price, promote, market and sell digital services.  Ascendon will complement DISH’s robust, mobile and personalized digital consumer experience across devices.

“DISH has been a valued CSG customer for over 30 years while they continue to bring innovative video, over-the-top and business services to their customers,” said Brian Shepherd, executive vice president of CSG International.  “This extended agreement reinforces our mutual commitment to helping DISH successfully execute on its long-term business plan.”

CSG’s successful track record of serving business-critical daily operations and launching innovative new digital services has earned the business of many of the most successful brands in the Pay-TV, wireless, broadband and media industries where CSG has consistently been a market leader.

About CSG International

CSG International (NASDAQ: CSGS) is the trusted global partner to help clients launch and monetize communications and entertainment services in the digital age. Leveraging 35 years of experience and expertise in voice, video, data and content services, CSG delivers market-leading revenue management and customer interaction solutions in licensed and managed service models.  The company drives business transformation initiatives for the majority of the top 100 global communications service providers, including AT&T, Charter Communications, Comcast, DISH, ESPN, Media-Saturn, Orange, Reliance, SingTel Optus, Telefonica, Telstra, Vodafone, Vivo and Verizon. For more information, visit our website at www.csgi.com.

Elise Brassell

Public Relations

CSG International

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com